NEWS RELEASE For further information, contact Kent Henschen, Director – Corporate Communications Tel: 414-768-4626 Fax: 414-768-4474 khenschen@bucyrus.com www.bucyrus.com

BUCYRUS INTERNATIONAL, INC. ANNOUNCES SUMMARY FINANCIAL RESULTS
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2007

          South Milwaukee, Wisconsin – February 14, 2008 - Bucyrus International, Inc. (NASDAQ: BUCY), a leading designer, manufacturer and marketer of large-scale excavation equipment used in surface mining and of high technology system solutions for underground coal mining, announced today its summary unaudited results for the quarter and year ended December 31, 2007.

Operating Results

          The net assets acquired and results of operations of DBT GmbH (“DBT”) since the May 4, 2007 date of acquisition are included in Bucyrus’ financial information presented below which, as a result of the shortened reporting period, among other things, may not be indicative of future results. The allocation of the DBT purchase price is preliminary and is subject to final adjustments. Bucyrus now has two reportable segments: surface mining and underground mining. Prior to the acquisition of DBT, all of Bucyrus’ operations were in surface mining.

Consolidated Condensed Statements of Earnings (Unaudited)

	Quarters ended December 31,		Years ended December 31,

	2007	2006	2007	2006

	(Dollars in thousands, except per share amounts)
Sales	$547,951	$205,613	$1,613,391	$738,050
Cost of products sold	411,629	154,539	1,205,066	551,275

Gross profit	136,322	51,074	408,325	186,775
Selling, general and administrative expenses	67,034	20,877	185,639	72,983
Research and development expenses	8,024	3,506	20,358	10,661
Amortization of intangible assets	12,611	445	29,181	1,792

Operating earnings	48,653	26,246	173,147	101,339

Interest income	1,018	248	3,523	663
Interest expense	(9,581)	(1,643)	(27,718)	(3,693)
Other expense	(764)	(258)	(2,394)	(1,035)

Earnings before income taxes	39,326	24,593	146,558	97,274

Income tax expense (benefit)	(22,581)	7,049	10,424	26,930

Net earnings	$61,907	$17,544	$136,134	$70,344

	Quarters ended December 31,		Years ended December 31,

	2007	2006	2007	2006

Net earnings per share:
Basic:
Net earnings per share	$1.66	$.56	$3.89	$2.25

Weighted average shares	37,231,000	31,291,072	35,034,593	31,264,580

Diluted:
Net earnings per share	$1.64	$.56	$3.85	$2.23

Weighted average shares	37,653,529	31,518,024	35,385,043	31,539,761

Other Financial Data:

EBITDA (1)	$67,361	$30,186	$227,766	$116,023

Non-cash stock compensation expense (2)	$1,578	$1,477	$6,171	$4,284
Severance expenses (3)	1,347	131	3,220	1,443
Loss on sale of fixed assets (4)	174	104	532	140
Inventory fair value adjustment charged to cost of products sold (5)	8,860	—	23,350	—

	$11,959	$1,712	$33,273	$5,867

(1)

EBITDA is defined as net earnings before interest income, interest expense, income tax expense, depreciation and amortization. EBITDA is presented because (i) management uses EBITDA to measure the company’s liquidity and financial performance and (ii) management believes EBITDA is frequently used by securities analysts, investors and other interested parties in evaluating the performance and enterprise value of companies in general, and in evaluating the liquidity of companies with significant debt service obligations and their ability to service their indebtedness. The EBITDA calculation is not an alternative to operating earnings under accounting principles generally accepted in the United States of America (“GAAP”) as an indicator of operating performance or of cash flows as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such a interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles net earnings and net cash provided by operating activities..

(2)	Reflects non-cash stock compensation expense related to Bucyrus’ equity incentive plans.

(3)	Reflects severance and early retirement expenses for personnel changes in the ordinary course.

(4)	Reflects losses on the sale of fixed assets in the ordinary course.

(5)	In connection with the acquisition of DBT, inventories purchased were adjusted to estimated fair value. This adjustment is being charged to cost of products sold as the inventory is sold.

EBITDA Reconciliation (Unaudited)

	Quarters ended December 31,		Years ended December 31,

	2007	2006	2007	2006

	(Dollars in thousands)
Net earnings	$61,907	$17,544	$136,134	$70,344
Interest income	(1,018)	(248)	(3,523)	(663)
Interest expense	9,581	1,643	27,718	3,693
Income tax expense (benefit)	(22,581)	7,049	10,424	26,930
Depreciation	6,096	3,486	25,438	12,892
Amortization	13,376	712	31,575	2,827

EBITDA	67,361	30,186	227,766	116,023

Changes in assets and liabilities	(66,604)	8,952	(157,546)	(39,557)
Non-cash stock compensation expense	1,578	1,477	6,171	4,284
Loss on sale of fixed assets	174	104	532	140
Interest income	1,018	248	3,523	663
Interest expense	(9,581)	(1,643)	(27,718)	(3,693)
Income tax expense (benefit)	22,581	(7,049)	(10,424)	(26,930)

Net cash provided by operating activities	$16,527	$32,275	$42,304	$50,930

Consolidated Balance Sheets (Unaudited)

	December 31, 2007	December 31, 2006

	(Dollars in thousands)
Assets
Cash and cash equivalents	$61,112	$9,575
Receivables-net	416,584	162,535
Inventories	494,425	176,277
Deferred income taxes	43,280	11,725
Prepaid expenses and other	41,038	16,408

Total current assets	1,056,439	376,520

Goodwill	317,238	47,306
Intangible assets-net	245,112	28,097
Deferred income taxes	43,098	16,117
Other assets	38,987	7,523

Total other assets	644,435	99,043

Property, plant and equipment - net	411,127	125,149

Total assets	$2,112,001	$600,712

Liabilities and Common Stockholders’ Investment
Accounts payable and accrued expenses	$289,213	$127,724
Liabilities to customers on uncompleted contracts and warranties	158,390	32,233
Income taxes	64,736	9,978
Current maturities of long-term debt and other short-term obligations	9,348	331

Total current liabilities	521,687	170,266

Postretirement benefits	16,009	17,313
Deferred income taxes	86,178	367
Pension and other	150,556	34,504

Total other liabilities	252,743	52,184

Long-term debt	526,721	82,266

Common stockholders’ investment	810,850	295,996

Total liabilities and common stockholders’ investment	$2,112,001	$600,712

Segment Information (Unaudited)

Quarter ended December 31, 2007

	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets

	(Dollars in thousands)
Surface mining	$286,041	$58,272	$3,625	$29,978	$807,569
Underground mining	61,910	(5,480)	15,083	5,346	1,304,432

Total operations	547,951	52,792	18,708	35,324	2,112,001
Corporate	—	(4,139)	—	—	—

Consolidated total	$547,951	48,653	18,708	$35,324	$2,112,001

Interest income		1,018
Interest expense		(9,581)
Other expense		(764)	764

Earnings before income taxes		$39,326	$19,472

Year ended December 31, 2007

	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets

	(Dollars in thousands)
Surface mining	$927,101	$165,238	$16,829	$81,169	$807,569
Underground mining	686,290	18,269	37,790	15,712	1,304,432

Total operations	1,613,391	183,507	54,619	96,881	2,112,001
Corporate	—	(10,360)	—	—	—

Consolidated total	$1,613,391	173,147	54,619	$96,881	$2,112,001

Interest income		3,523
Interest expense		(27,718)
Other expense		(2,394)	2,394

Earnings before income taxes		$146,558	$57,013

          Sales consisted of the following:

	For the quarters ended December 31,			For the years ended December 31,

	2007	2006	% Change	2007	2006	% Change

			(Dollars in thousands)
Surface:
Original equipment	$121,439	$74,038	64.0%	$398,662	$255,739	55.9%
Aftermarket parts and service	164,602	131,575	25.1%	528,439	482,311	9.6%

	286,041	205,613	39.1%	927,101	738,050	25.6%

Underground:
Original equipment	170,830	N/A	N/A	448,252	N/A	N/A
Aftermarket parts and service	91,080	N/A	N/A	238,038	N/A	N/A

	261,910	N/A	N/A	686,290	N/A	N/A

Total:
Original equipment	292,269	74,038	294.8%	846,914	255,739	231.2%
Aftermarket parts and service	255,682	131,575	94.3%	766,477	482,311	58.9%

	$547,951	$205,613	166.5%	$1,613,391	$738,050	118.6%

          The overall increase in surface mining sales reflected the ongoing global demand for Bucyrus’ products and services, which continues to be driven by the sustained strength in markets for commodities mined by Bucyrus machines. Capacity constraints continue to have an impact on surface mining sales, and the ongoing expansion of Bucyrus’ South Milwaukee facilities is expected to be completed by the end of the first quarter of 2008. Underground mining sales were consistent with Bucyrus’ expectation for 2007 at the time of the DBT acquisition.

          Gross profit for the fourth quarter of 2007 was $136.3 million, or 24.9% of sales, compared with $51.1 million, or 24.8% of sales, for the fourth quarter of 2006. Gross profit for the year ended December 31, 2007 was $408.3 million, or 25.3% of sales, compared with $186.8 million, or 25.3% of sales, for the year ended December 31, 2006. Gross profit for the fourth quarter and year ended December 31, 2007 was reduced by $7.1 million and $22.2 million, respectively, of amortization of purchase accounting adjustments as a result of the acquisition of DBT, which had the effect of reducing the gross profit percentage for the fourth quarter and year ended December 31, 2007 by 1.3% and 1.4%, respectively. The increases in gross profit were primarily due to the acquisition of DBT and increased surface mining sales, as well as improved gross margins on both surface mining original equipment and aftermarket parts and services. Gross profit on underground mining equipment was down slightly for the fourth quarter of 2007 partially as a result of increased manufacturing absorption losses.

          Selling, general and administrative expenses for the fourth quarter of 2007 were $67.0 million, or 12.2% of sales, compared with $20.9 million, or 10.2% of sales, for the fourth quarter of 2006. Selling, general and administrative expenses for the year ended December 31, 2007 were $185.6 million, or 11.5% of sales, compared with $73.0 million, or 9.9% of sales, for the year ended December 31, 2006. The increase in selling, general and administrative expenses was primarily due to the acquisition of DBT. Included in the fourth quarter of 2007 were increased costs related to the SAP computer software upgrade in our underground mining operations and one-time expenses related to the continued integration of DBT.

          Operating earnings were as follows:

	Quarters ended December 31,			Years ended December 31,

	2007	2006	% Change	2007	2006	% Change

			(Dollars in thousands)

Surface mining	$58,272	$26,251	122.0%	$165,238	$101,184	63.3%
Underground mining	(5,480)	N/A	N/A	18,269	N/A	N/A

Total operations	52,792	26,251	101.1%	183,507	101,184	81.4%

Corporate	(4,139)	N/A	N/A	(10,360)	N/A	N/A

Consolidated total	$48,653	$26,246	85.4%	$173,147	$101,339	70.9%

          Operating earnings for underground mining operations were reduced by purchase accounting adjustments related to the acquisition of DBT of $18.3 million and $49.1 million for the fourth quarter and year ended December 31, 2007, respectively. The increase in consolidated operating earnings for the quarter and year ended December 31, 2007 was primarily due to the acquisition of DBT and increased gross profit resulting from increased sales volume related to surface mining operations.

          Interest expense for the fourth quarter of 2007 was $9.6 million compared with $1.6 million for the fourth quarter of 2006. Interest expense for the year ended December 31, 2007 was $27.7 million compared with $3.7 million for the year ended December 31, 2006. The increase in interest expense in 2007 was due to increased debt levels related to the financing of the acquisition of DBT.

          Income tax benefit for the fourth quarter of 2007 was $22.6 million compared with expense of $7.0 million for the fourth quarter of 2006. Income tax expense for the year ended December 31, 2007 was $10.4 million, or 7.1% of pre-tax earnings, compared with $26.9 million, or 27.7% of pre-tax earnings, for the year ended December 31, 2006. The effective tax rate for the fourth quarter was impacted by significant one-time benefits related to the underground mining operations. These include a $12.2 million deferred tax benefit resulting from a reduction in the German statutory tax rate and a $14.0 million foreign tax credit benefit resulting from repatriation of German earnings. Earnings in lower taxed jurisdictions resulted in $4.7 million of benefits and various other items resulted in an additional $4.7 million of benefits.

          Net earnings for the fourth quarter of 2007 were $61.9 million, or $1.66 per share, compared with $17.5 million, or $0.56 per share, for the fourth quarter of 2006. Net earnings for the year ended December 31, 2007 were $136.1 million, or $3.89 per share, compared with $70.3 million, or $2.25 per share, for the year ended December 31, 2006. Net earnings were reduced (increased) by amortization of purchase accounting adjustments related to the acquisition of DBT as follows:

	Quarter ended December 31,	Year ended December 31,

	2007	2007

	(Dollars in thousands)

Inventory fair value adjustment charged to cost of product sold	$8,860	$23,350
Amortization of intangible assets	12,218	27,456
Depreciation of fixed assets	(2,784)	(1,746)

Operating earnings	18,294	49,060
Income tax expense (1)	(18,149)	(28,432)

Total	$145	$20,628

(1)	Includes a $12.2 million tax benefit resulting from a reduction in the German statutory tax rate.

          EBITDA was as follows:

	Quarters ended December 31,			Years ended December 31,

	2007	2006	% Change	2007	2006	% Change

	(Dollars in thousands)

EBITDA	$67,361	$30,186	123.2%	$227,766	$116,023	96.3%

EBITDA as a percent of sales	12.3%	14.7%	(16.3%)	14.1%	15.7%	(10.2%)

          EBITDA is defined as net earnings before interest income, interest expense, income taxes, depreciation and amortization. EBITDA includes the impact of non-cash stock compensation expense, severance expenses, loss on sales of fixed assets and the inventory fair value purchase accounting adjustment charged to cost of products sold as set forth in the Other Financial Data table beneath the Consolidated Condensed Statements of Earnings. EBITDA is a measurement not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. For a reconciliation of net earnings as reported in the Unaudited Consolidated Statements of Earnings to EBITDA and a reconciliation of net cash provided by operating activities as reported in the Unaudited Consolidated Statements of Cash Flows to EBITDA, see the EBITDA Reconciliation table above.

          Capital expenditures for 2007 were $96.9 million, which included $42.4 million related to Bucyrus’ previously announced ongoing expansion of its South Milwaukee facilities.

          Backlog as of December 31, 2007 and December 31, 2006, as well as the portion of backlog which was expected to be recognized within 12 months of these dates was as follows:

	December 31, 2007	December 31, 2006	% Change

	(Dollars in thousands)

Surface:
Total	$804,781	$894,749	(10.1%)
Next 12 months	$579,448	$593,828	(2.4%)

Underground:
Total	$636,473	N/A	N/A
Next 12 months	$551,923	N/A	N/A

Combined:
Total	$1,441,254	$894,749	61.1%
Next 12 months	$1,131,371	$593,828	90.5%

          New orders related to surface mining operations for the fourth quarter of 2007 were $7.8 million and $183.3 million for original equipment and aftermarket parts and service sales, respectively. New orders related to surface mining operations for the year ended December 31, 2007 were $353.4 million and $483.7 million for original equipment and aftermarket parts and service sales, respectively. The low surface mining original equipment new orders for the fourth quarter was due to the timing of orders as many customer commitments for new equipment were at various stages of contract negotiations as of the end of the year. Quoting activity remains at a high level. New orders related to underground mining operations for the fourth quarter of 2007 were $406.6 million and $96.0 million for original equipment and aftermarket parts and service sales, respectively. New orders related to underground mining operations for the period May 4, 2007 through December 31, 2007 were $634.2 million and $247.8 million for original equipment and aftermarket parts and service sales, respectively. The high level of underground mining original equipment orders for the fourth quarter was due to an exceptionally large order for five longwall systems from a recently privatized mining company that is upgrading their equipment to enable higher production capacity.

Conference Call

          Bucyrus will hold a telephone conference call pertaining to this news release at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on Friday, February 15, 2008. Interested parties should call (888) 713-4213 ((617) 213-4865 for international callers), participant passcode 93028958. A replay of the call will be available until February 29, 2008 at (888) 286-8010 ((617) 801-6888 internationally), passcode 90279471. The conference call will also be available as a webcast, which can be accessed through the link provided on the Investor Relations page of Bucyrus’ website at www.bucyrus.com and will be available until March 15, 2008.

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FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in the forward-looking statements as a result of various factors, some of which are unknown. The factors that could cause actual results to differ materially from those anticipated in such forward-looking statements and could adversely affect Bucyrus’ actual results of operations and financial condition include, without limitation:

•	disruption of plant operations due to equipment failures, natural disasters or other reasons;

•	the ability to attract and retain skilled labor;

•	production capacity;

•	the ability to purchase component parts or raw materials from key suppliers at acceptable prices and/or on the required time schedule;

•

the cyclical nature of the sale of original equipment due to fluctuations in market prices for coal, copper, oil, iron ore and other minerals, changes in general economic conditions, interest rates, customers’ replacement or repair cycles, consolidation in the mining industry and competitive pressures;

•	the loss of key customers or key members of management;

•	the risks and uncertainties of doing business in foreign countries, including emerging markets, and foreign currency risks;

•	the ability to continue to offer products containing innovative technology that meets the needs of customers;

•	costs and risks associated with regulatory compliance and changing regulations affecting the mining industry and/or electric utilities;

•	product liability, environmental and other potential litigation;

•	work stoppages at the company, its customers, suppliers or providers of transportation;

•	the ability to satisfy under-funded pension obligations;

•	the ability to effectively and efficiently integrate the operations of DBT and to realize expected levels of sales and profit from this acquisition;

•	potential risks, material weaknesses in financial reporting and liabilities of DBT unknown to Bucyrus;

•	dependence on the commodity price of coal and other conditions in the coal markets;

•	reliance on significant customers;

•	experience in the underground mining business, which is less than some of Bucyrus’ competitors; and

•	increased levels of debt and debt service obligations relating to the acquisition of DBT.

The foregoing factors do not constitute an exhaustive list of factors that could cause actual results to differ materially from those anticipated in forward-looking statements, and should be read in conjunction with the other cautionary statements and risk factors included in Bucyrus’ prospectus supplement filed with the Securities and Exchange Commission on May 9, 2007 in connection with the recent public offering of its common stock and Bucyrus’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2007 and other cautionary statements described in other reports filed by Bucyrus with the Securities and Exchange Commission. All forward-looking statements attributable to Bucyrus are expressly qualified in their entirety by the foregoing cautionary statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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